EXHIBIT 23.1






                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
Mobius Management Systems, Inc.

We consent to incorporation by reference in the registration statement (No. 33-57695) on Form S-8 of Mobius Management Systems, Inc. of our report dated July 28, 1998 relating to the consolidated balance sheets of Mobius Management Systems, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998, and the related schedule, which report appears in the June 30, 1998, annual report on Form 10-K of Mobius Management Systems, Inc.



KPMG Peat Marwick LLP


Stamford, CT
September 25, 1998